EXHIBIT 99.1


                                [LOGO GOES HERE]
                                      NAT
                        NATURALLY ADVANCED TECHNOLOGIES


                            NEW DIRECTOR APPOINTMENTS



Vancouver, Canada (July18, 2006) Naturally Advanced Technologies Inc. CEO Jerry Kroll announces the appointment of two new directors to it's board:

Mr. Miljenko Horvat

Mr. Horvat has over twenty years of experience in banking and private equity investing. He is currently the President of Horvat Capital Corp., a Vancouver-based investment firm which acquires middle market companies across Canada in affiliation with The Riverside Company, a leading private equity firm with over $1.5 billion in capital under management. Mr. Horvat's prior experience includes employment at Citicorp as managing director, Russia Direct Equity, and at Citibank, Russia, where he led the creation of Citibank's full service commercial banking operations in Russia. Mr. Horvat is also a member of the Advisory Board of the Maurice Young Center for Entrepreneurship. He earned an M.A. in International Relations from Yale University and a B.A. in Political Science from Zagreb University.


Mr. Peter Moore

Mr. Moore has been on the Advisory Board of the Company since October 2004. Mr. Moore is generally considered one of the top branding and design experts in the industry. He has over twenty years of footwear and apparel experience, including design and development, involving Nike, Adidas and several other prominent brands and concepts in sportswear history. His roles have included creative director at Nike (Air Jordan, Nike Air). He was one of two individuals responsible for creation of the Air Jordan concept during the mid-1980's after which he subsequently left with a colleague to form Sports Inc. a sports marketing company in Portland, Oregon. Mr. Moore was also previously the chief executive officer adidas North America and worldwide creative director of adidas AG.


"I greatly look forward to working with both Mr. Horvat and Mr. Moore, and I'm sure our management and shareholders are as pleased as I am to have executives of this stature join the board of Naturally Advanced Technologies" stated Kroll.


ABOUT NATURALLY ADVANCED TECHNOLOGIES INC.
Naturally Advanced Technologies Inc. (NAT, OTCBB: NADVF), formerly Hemptown Clothing Inc., is a leading provider of sustainable, environmentally-friendly fibers and fabrics. Naturally Advanced Technologies is in the process of developing and patenting a revolutionary biotech enzyme fiber process named CRAILAR in collaboration with Canada's National Research Council and Alberta Research Council. CRAILAR is expected to enable the cost-effective production of these quality and conservation-based textiles and composites; therefore, management believes CRAILAR will significantly change production of fibers and composites. The company intends to license CRAILAR to partners in many industries including apparel; medical and hospitality textiles; upholstery; diversified industrials; and auto, marine and airplane parts. NAT was founded in

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1995 in response to the growing demand for environmentally friendly, socially responsible clothing. In its ten year history, NAT has shipped more than 500,000 garments reducing chemical use by 86,634 pounds and saving 452,232,264 gallons of fresh water. NAT's customers include the San Diego Zoo, Toyota, Universal Music and Volkswagen. NAT respects human rights of employees, the environmental impact of the company's operations and fiscal responsibility to its shareholders.

SAFE HARBOR STATEMENT
This release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, changes in consumer preferences, risks associated with: market acceptance and technological changes; dependence on manufacturing and material supplies providers; international operations; and competition.

CONTACT
For further information please contact:

Brian Gusko, Naturally Advanced Technologies Investor Relations, 1-604-255-5005 or ir@naturallyadvanced.com